EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements pertaining to various employee benefit plans of Forgent Networks, Inc. (Form S-8 Nos. 333-77733, 333-44533, 333-48885, 333-28499, 333-51822, 333-64212, 333-65472, 333-65464, 333-95754, and 333-65478) of our report dated October 24, 2006 (except for Note 19, as to which the date is November 10, 2006), with respect to the consolidated financial statements and schedule of Forgent Networks, Inc. included in the Annual Report (Form 10-K/A) for the year ended July 31, 2006.

/s/ Ernst & Young LLP

Austin, Texas
November 10, 2006